Exhibit 99.1

Contact:

Richard P. Burgoon, Jr.

Chief Executive Officer

Aeolus Pharmaceuticals, Inc.

1-(949)-481-9825

Aeolus Pharmaceuticals Announces Initiation of Multiple Dose Study of AEOL 10150 in Patients with Lou Gehrig's Disease

Dosing of first three patients diagnosed with ALS initiated September 28, 2005.

SAN DIEGO, CA. October 19, 2005 /PRNewswire/ -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB), developer of a new class of disease-modifying compounds with potent activity in pre-clinical models of neurodegenerative and other neurological disorders, as well as radiation oncology, today announced that its follow-on Phase I multiple dose study of AEOL 10150 in patients diagnosed with amyotrophic lateral sclerosis, also referred to as ALS or Lou Gehrig's disease, has been initiated.

The first three ALS patients in the initial six-patient cohort received 40 mg of AEOL 10150 or placebo twice-daily (80 mg/day total) for six days, followed by a single injection of 40 mg on the seventh day, and, based on initial observations, there have been no serious adverse events. Following the completion of the second half of the first cohort (i.e. the second three ALS patients), it is planned that two additional six-patient cohorts will receive higher doses of AEOL 10150 in a similar seven-day regimen. As with the Phase I single dose study of AEOL 10150, Aeolus expects to conduct the multiple dose study at six ALS clinical centers located across the United States. The Company expects to complete the multiple dose study within the fourth quarter of this year, or the early portion of the first quarter of next year.

Richard P. Burgoon, Jr., Chief Executive Officer to Aeolus, commented that "we had committed to initiate the Phase 1 multiple dose study in the fourth quarter of this year, and our team has met this commitment. We continue to remain very positive and excited about the prospects for AEOL 10150 as a potential therapeutic not only for patients diagnosed with ALS, but also for patients with other neurological diseases, as well as radiation-related disorders." Mr. Burgoon continued that, "during a meeting prior to the initiation of our AEOL 10150 clinical trials, the FDA indicated that it would grant Fast Track status for AEOL 10150, which we are currently applying for. Upon completion of our planned multiple dose study of AEOL 10150, and depending upon the data that are developed, we anticipate requesting an 'End of Phase I Meeting' with the FDA to review results from the single and multiple dose studies of AEOL 10150, and to submit a request for a 'Special Protocol Assessment' to review plans with the FDA to possibly conduct a pivotal Phase II/III study of AEOL 10150 in support of a new drug application seeking marketing approval for our compound."

About FDA Fast Track Process and Special Protocol Assessment.

Under the FDA Modernization Act of 1997 (Modernization Act), the Fast Track process is designed to facilitate the development and expedite the review of a new drug that demonstrates the potential to address a significant unmet medical need for the treatment of a serious or a life-threatening condition. The benefits of Fast Track include scheduled meetings seeking FDA input into development plans, the option of submitting a new drug application (NDA) in sections rather than submitting all components simultaneously, and the option of requesting evaluation of studies using surrogate endpoints.

Under the Modernization Act, and upon request by a study sponsor for a Special Protocol Assessment, FDA can meet with the sponsor for the purpose of reaching agreement on the design and size of clinical trials intended to form the primary basis of an effectiveness claim for a new drug. The benefits of such a meeting include the potential for agreement by FDA that rather than conducting Phase II and Phase III clinical studies for a new drug, a single Phase II/III pivotal study can be conducted, with such results potentially forming the basis for an NDA. Thus, the time and cost for completion of the studies necessary to support an NDA can both be dramatically reduced.

About the Multiple Dose Study of AEOL 10150.

Under the multiple dose protocol, three groups of six ALS patients (four receiving AEOL 10150, two receiving placebo, 18 total patients) will be recruited, based upon patients who meet the El Escorial criteria for Clinically Definite ALS, Clinically Probable ALS, Clinically Probably-Laboratory-Supported ALS, or Definite Familial-Laboratory Supported ALS (i.e., Clinically Possible ALS with an identified SOD gene mutation). Each patient will receive twice daily subcutaneous injections of AEOL 10150 or placebo for six days, followed by a single subcutaneous injection on the seventh day, for a total of 13 injections. In the first cohort, each injection will be 40 mg (i.e., 80 mg daily for six days and 40 mg on the seventh day). In the second cohort, each injection will be 60 mg (i.e., 120 mg/kg daily for six days and 60 mg on the seventh day). In the third cohort, each injection will be 75 mg (i.e., 150 mg daily for six days and 75 mg on the seventh day). Each patient will complete follow-up evaluation by 14 days.

The study is planned to be conducted at six clinical ALS centers, with each center enrolling three patients. Male and female ALS patients, 18 to 70 years of age, will be eligible for study participation. Patients must be ambulatory (with the use of a walker or cane, if needed) and capable of orthostatic blood pressure assessments. Clinical signs/symptoms, laboratory values, cardiac assessments, and pharmacokinetics (PK) will be performed.

About Aeolus Pharmaceuticals.

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. On September 7, 2005, the Company released a summary of the results from its Phase I single dose study of AEOL 10150 in patients diagnosed with amyotrophic lateral sclerosis, also known as ALS or Lou Gehrig's disease. AEOL 10150 is a small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body's natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus' catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus' product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus' actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus' product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus' filings with the Securities and Exchange Commission, including, but not limited to, Aeolus' Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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